UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 23, 2012

Black Box Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-18706	95-3086563
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Park Drive Lawrence, Pennsylvania	15055
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (724) 746-5500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06    Material Impairments.

On January 23, 2012, Black Box Corporation (the “Company”), after consultation by Company management with the Audit Committee of the Board of Directors, concluded that the Company will record a non-cash, pre-tax goodwill impairment charge of approximately $320 million (consisting of approximately $280 million and approximately $40 million in its North America and Europe reporting units, respectively) during the third quarter ended December 31, 2011 for the fiscal year ending March 31, 2012 (“Fiscal 2012”) as a result of its annual goodwill assessment conducted as of October 1, 2011. The Company does not expect the impairment charge to impact its business operations, compliance with debt covenants or future cash flows, or to result in any current or future cash expenditures.

Beginning in 1998 and continuing through the present time, the Company has pursued a strategy to expand its technical capabilities and geographic footprint to include Data Infrastructure and Voice Communications solutions in North America and Data Infrastructure solutions in Europe by acquiring over one hundred companies that resulted in recording goodwill on its balance sheet. The North America and Europe reporting units continue to operate profitably and generate positive cash flow from operations, and the Company expects that each will continue to do so in Fiscal 2012 and beyond. However, the current fair value, derived from a discounted cash flow model, of the North America and Europe reporting units do not support the book value of goodwill recorded from those acquisitions. The primary factors contributing to the difference in fair value to book value were an increased weighted-average cost of capital for North America (primarily driven by an increase in the risk premium associated with the Company's industry segment relative to a control group) and lower profitability as a result of competitive market conditions for both North America and Europe.

In determining the impairment charge, the implied fair value of the reporting unit goodwill was compared to the carrying amount of the goodwill. The implied fair value of reporting unit goodwill was determined as the residual between the fair value of the reporting unit and the fair value of its assets (including any unrecognized intangible assets) and liabilities as of the annual goodwill assessment date.

The Company further believes that, although it will record the impairment charge, the acquisition strategy for the North America and Europe reporting units was an appropriate use of capital to expand the Company's geographic scope, breadth of services and technical expertise.  The Company anticipates that it will continue to target acquisitions as part of a comprehensive strategy to expand its product and service offerings.

Cautionary Forward-Looking Statements

When included in this Form 8-K, the words "expects," "believes" and "anticipates" and analogous expressions are intended to identify forward-looking statements. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, such risks and uncertainties may include, among others, levels of business activity and operating expenses, expenses relating to corporate compliance requirements, cash flows, global economic and business conditions, successful integration of acquisitions, the timing and costs of restructuring programs, successful marketing of the Company's product and services offerings, successful implementation of the Company's M&A program, including identifying appropriate targets, consummating transactions and successfully integrating the businesses, successful implementation of the Company's government contracting programs, competition, changes in foreign, political and economic conditions, fluctuating foreign currencies compared to the U.S. dollar, rapid changes in technologies, client preferences, the Company's arrangements with suppliers of voice equipment and technology, government budgetary constraints and various other matters, many of which are beyond the Company's control. Additional risk factors are included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2011 and the Company's Quarterly Report on Form 10-Q for the period ended July 2, 2011. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this Form 8-K. The Company expressly disclaims any obligation or undertaking to release publicly any updates or any changes in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BLACK BOX CORPORATION

Date: January 24, 2012

/s/ MICHAEL MCANDREW

Michael McAndrew
Executive Vice President, Chief Financial Officer,
Treasurer, Secretary and Principal Accounting Officer

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